Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-87667) of City Holding Company pertaining to the 1993 Incentive Plan,

2)	Registration Statement (Form S-8 No. 333-115282) of City Holding Company pertaining to the 2003 Incentive Plan,

3)	Registration Statement (Form S-8 No. 333-189055) of City Holding Company pertaining to the 2013 Incentive Plan, and

4)	Registration Statement (Form S-3 No. 333-213892) of City Holding Company;
of our reports dated February 27, 2017, with respect to the consolidated financial statements of City Holding Company and subsidiaries and the effectiveness of internal control over financial reporting of City Holding Company and subsidiaries included in this Annual Report (Form 10-K) of City Holding Company and subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Charleston, West Virginia
February 27, 2017